As filed with the Securities and Exchange Commission on July 9, 2013
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
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RESEARCH IN MOTION LIMITED
(Exact name of Registrant as specified in its charter)

Ontario	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
295 Phillip Street
Waterloo, Ontario, Canada
N2L 3W8
(Address of Registrant’s principal executive offices)

Research In Motion Limited 2005 Restricted Share Unit Plan
(Full title of plan)

Research In Motion Corporation
122 West John Carpenter Highway, Suite 430
Irving, Texas, 75039
(972) 650-6126
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:
Riccardo Leofanti, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street
Suite 1750, P.O. Box 258
Toronto, Ontario M5K 1J5
(416) 777-4700
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ”large accelerated filer, ““accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [X]	Accelerated Filer [ ]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, subject to restricted share units	800,000	$9.58	$7,664,000	$1,045.37

Notes

(1)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the RSU Plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Stock Market on July 8, 2013.

(3)
The Registrant previously registered 500,000 Common Shares under a Registration Statement on Form S−8 (Registration No. 333−150470) filed with the Securities and Exchange Commission on April 28, 2008, and a further 3,000,000 Common Shares under another Registration Statement on Form S-8 (Registration No. 333-177149) filed with the Securities and Exchange Commission on October 3, 2011, relating to Common Shares authorized for issuance under the Research In Motion Limited 2005 Restricted Share Unit Plan, as amended and restated (the “RSU Plan”).  In connection with those filings, the Registrant paid registration fees of $2,382 and $7,195.74, respectively.  The Registrant is registering an additional 800,000 Common Shares under this Registration Statement on Form S−8 relating to the RSU Plan and, pursuant to General Instruction E to Form S−8, the fee set forth in the table above is only in respect of those additional Common Shares.

EXPLANATORY NOTE

Research In Motion Limited (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to increase by 800,000 the number of Common Shares of the Registrant, registered under the Research In Motion Limited 2005 Restricted Share Unit Plan, as amended and restated (the “RSU Plan”).  Following the registration of these additional Common Shares, the Registrant will have registered an aggregate of 4,300,000 Common Shares pursuant to the RSU Plan.

The Registrant has previously filed two registration statements on Form S−8 relating to Common Shares authorized for issuance under the RSU Plan, File Numbers 333−150470 and 333-177149 (the “Prior Registration Statements”).  The Registrant’s Board of Directors has approved an increase in the number of Common Shares authorized for issuance under the RSU Plan to be registered with the Securities and Exchange Commission.  Accordingly, this Registration Statement on Form S−8 is being filed to Register an additional 800,000 Common Shares available for issuance under the RSU Plan.

Pursuant to General Instruction E to Form S−8, the contents of the Prior Registration Statements are incorporated by reference herein except as otherwise updated or modified by this filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity:

(a)           against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with the Registrant or other entity as described above; and

(b)            with court approval, against all costs, charges and expenses reasonably incurred by the individual in connection with an action brought by or on behalf of the Registrant or another entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above;

provided, in all cases, such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition, the Registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in (a) and, with court approval, (b) above but the individual is required to repay the money to the Registrant if  the individual did not act honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request.

Notwithstanding the foregoing, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, is entitled to be indemnified by the Registrant against all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the individual’s association with the Registrant or other entity as described above, if the individual seeking the indemnity, (i) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and such individual, (ii) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

Subject to the limitations contained in the OBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs, executors, administrators and other legal personal representatives shall, from time to time, be indemnified and saved harmless by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or body corporate of which the Registrant is or was a shareholder or creditor, if (i) he or she acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

In addition, as is customary for many public corporations, the Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with its directors and certain senior officers whereby the Company agreed, subject to applicable law, to indemnify those persons against all costs, charges and expenses which they may sustain or incur in third party actions if: such director or officer complied with his or her fiduciary duties; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.  The Indemnity Agreements further require the Registrant to pay interim costs and expenses of the director or officer subject to the proviso that the director or officer undertake to repay such costs and expenses if the outcome of any litigation or proceeding establishes that the director or officer was not entitled to indemnification.

The Registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the Registrant's request.  The directors and officers are not required to pay any premium in respect of the insurance.  The policy contains standard industry exclusions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterloo, Province of Ontario, Canada, on July 9, 2013.

RESEARCH IN MOTION LIMITED

By:	/s/ Thorsten Heins
	Name:	Thorsten Heins
	Title:	President

POWER OF ATTORNEY

Each person whose signature appears below authorizes Thorsten Heins and Brian Bidulka as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 9, 2013.

Signature	Title

/s/ Thorsten Heins	Director, President and Chief Executive Officer
Thorsten Heins

/s/ Brian Bidulka	Chief Financial Officer
Brian Bidulka

/s/ Barbara Stymiest	Chair of the Board
Barbara Stymiest

Director
Timothy Dattels

/s/ David Kerr	Director
David Kerr

/s/ Claudia Kotchka	Director
Claudia Kotchka

/s/ Richard Lynch	Director
Richard Lynch

/s/ Roger Martin	Director
Roger Martin

/s/ Bert Nordberg	Director
Bert Nordberg

/s/ Prem Watsa	Director
Prem Watsa

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Research In Motion Limited and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Waterloo, Ontario, Canada on July 9, 2013.

RESEARCH IN MOTION CORPORATION (Authorized U.S. Representative)

By:	/s/ Thorsten Heins
	Name:	Thorsten Heins
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Share certificate.(1)

4.2	Articles of Amalgamation of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Torys LLP.

23.1	Consent of Torys LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on page 7 of this Registration Statement).

__________________________

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 40-F, filed with the Securities and Exchange Commission on September 9, 1998.